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Exhibit 4.1

         GENZYME CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

First Supplemental Indenture

Dated as of May 28, 2004

to Indenture

Dated as of December 9, 2003

        FIRST SUPPLEMENTAL INDENTURE dated as of May 28, 2004, (the "First Supplemental Indenture") between Genzyme Corporation, a Massachusetts corporation (the "Company"), and U.S. Bank National Association, as trustee (the "Trustee").

        WHEREAS, the Company and the Trustee have heretofore duly executed and delivered an Indenture dated as of December 9, 2003 with respect to the Company's 1.25% Convertible Senior Notes due 2023 (the "Securities");

        WHEREAS, Section 10.12 of the Indenture provides that upon a reclassification or change in the securities deliverable upon conversion of the Securities, the Company shall execute and deliver to the Trustee a supplemental indenture to the Indenture to reflect such change or reclassification;

        WHEREAS, on May 28, 2004, the Company filed its amended and restated Revised Articles of Organization with the Secretary of State of the Commonwealth of Massachusetts;

        WHEREAS, pursuant to Section 9.01(i) of the Indenture, the Company and the Trustee may execute and deliver this First Supplemental Indenture without the consent of the Securityholders;

        WHEREAS, in all other respects the terms and conditions of the Indenture have been complied with and all actions have been taken necessary to make this First Supplemental Indenture the valid, binding and legal obligation of the Company in accordance with its terms; and

        NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Securities:

1.
Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Indenture.

2.
Amendment. The definition of "Common Stock" in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

  "Common Stock" means the common stock of the Company, $0.01 par value per share."

3.
The Indenture. The First Supplemental Indenture is expressly made supplemental to and shall form a part of the Indenture and is made subject to all the conditions, covenants and warranties contained in the Indenture. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture. Each reference in the Indenture to "this Indenture", "hereunder", "hereof", and words of like import referring to the Indenture and each reference in any other transaction document relating to the Indenture shall mean the Indenture as amended hereby.

4.
Trustee. The Indenture Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or the Indenture as hereby supplemented, or the due execution hereof by the Issuer, or the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

5.
Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

6.
Counterparts. The First Supplemental Indenture may be simultaneously executed in two counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

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2

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Name: Michael S. Wyzga Title: Executive Vice President, Finance and Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION
By:	/s/ GERALD R. WHEELER Name: Gerald R. Wheeler Title: Vice President

[Signature Page to First Supplemental Indenture]

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  Exhibit 4.1